Agreement

This agreement (the “Agreement”) is made by and between Entranet Inc. a Florida corporation (hereafter “ENTRANET”); and Mr. Eleftherios Papageorgiou, an individual residing in Thessaloniki, Greece (hereafter “CEO” and collectively with “ENTRANET” the “Parties) on this 15th day of May 2014 (the “Effective Date”).

Whereas ENTRANET is in the process of building its corporate structure, developing its U.S business and Going Public on the OTC-QB, and requires management and oversight of its day-to-day operations.

Whereas ENTRANET requires a full-time employee to perform certain services required for its corporate, U.S business and Going Public Transaction day-to-day management and CEO desires to perform such services as its full-time Chief Executive Officer.

NOW THEREFORE INTENDING TO BE LEGALLY BOUND, THE PARTIES AGREE AS FOLLOWS:

1.	The Parties agree that they shall work together to:

•	Implement ENTRANET’s business plan and advance ENTRANET’s U.S business; and
•	Develop ENTRANET’s investor base and establish ENTRANET’s investor network and profile to the investment community.

The Parties agree that the CEO will offer its services (the “Services”) exclusively to ENTRANET for a period of nineteen-and-a-half months starting on May 15th 2014 and ending on December 31st 2015 (the “Term”), and that the CEO will allocate up to 200 (two hundred) hours per month on average during the Term.

2.	In particular, the Parties agree to the following individual tasks and responsibilities:

(A) ENTRANET will provide all necessary management and administrative assistance to support the implementation of its business plan and the roll-out of its U.S business, investor relations and investment plans.

(B) CEO will lead the management of ENTRANET and will be responsible for the business results. This includes responsibility over all operations, developments, technology. CEO will be responsible for all procedures within the company, including the creation and implementation of the business strategy, coordination of activity with all relevant divisions, constantly improving the synergy between different parts of the business. CEO will be responsible to demonstrate speedy business growth, and will update the shareholders with the results on a regular basis. CEO will be responsible for the full team efforts and results.

(C) CEO will oversee all administration, financial and commercial matters of ENTRANET, as well as marketing efforts and day-to-day business development, and will work closely with ENTRANET’s consultants, clients and third-party associates.

(D) Such other Services and assistance as CEO and ENTRANET will mutually deem reasonably necessary or appropriate to enhance ENTRANET’s business.

3.	ENTRANET will pay to CEO a) a salary of USD 5,000 (five thousand United States Dollars) per month for the Term –i.e. a total of USD 97,500 (ninety seven thousand five hundred United States
Agreement between Entranet Inc. and Eleftherios Papageorgiou	CONFIDENTIAL

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Dollars) and b) an incentive fee of 62,500 (sixty two thousand five hundred) shares of unregistered ENTRANET common stock (the “Shares”).

ENTRANET will pay CEO from investor equity and/or loan facilities and/or its operating profits. In case ENTRANET pays CEO from its operating profits, ENTRANET will allocate a minimum 9% (nine percent) of such operating profits until USD 97,500 is reached.

ENTRANET may pay CEO applicable bonuses in addition as are awarded by the Board of Directors from time to time based on performance, which may either be paid in stock or cash at the discretion of the Board.

Said salaries and fees are cumulative and net of expenses, taxes and withholdings, if any, and do not include additional fees which may be necessary from other professional advisors or regulatory agencies or other agreements between the Parties.

The Shares will be issued in the name of CEO and constitute a commencement incentive and consideration now earned, due and owing to CEO for entering into this Agreement and allocating its resources to ENTRANET’s account for the Term. ENTRANET acknowledges that CEO must forego other opportunities to enter into this Agreement. As such, the Shares are irrevocably earned as of the Effective Date, and ENTRANET agrees that it will take no action to cause the Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated.

4.	The Parties, together with their managers and associates, agree that all steps taken to prepare and implement each transaction will be done transparently, comprehensively, and legally. The Parties shall not misrepresent information or seek to generate an unfair advantage among the parties involved. Any and all vital and material information held over each transaction will be immediately and verifiably disclosed to the other Party.

5.	The Parties shall not accept projects or clients which involve business activities or revenue from illegal or unethical sources, including terrorism, money laundering, drugs and narcotics, weapons sales, human trafficking, counterfeit products, trade in illegal materials or protected species, etc. The Parties shall take all steps to screen the clients and other parties involved in every transaction as part of their due diligence and investment or operations preparation work. Any indication of revenue from illegal activity, or any indication that the clients or other parties are involved in illegal activity, will be immediately set forth in writing to the Parties, and a decision will be made on whether or not to continue the respective transaction.

6.	In the case CEO must incur significant additional work or expenses relating to the Services as defined herein, the Parties may agree to make other provisions for this work or expenditure. Any such agreement shall be determined in writing and in advance, with the signed acceptance of the Parties.

7.	ENTRANET is responsible for all and any expenditure made under this Agreement. This expenditure may include, but is not limited to, salaries and wages, overhead expenses, consultancy fees, travel, accommodation, meals etc. ENTRANET shall reimburse all such reasonable expenses incurred by CEO and approved by ENTRANET.

8.	The Parties agree to respect the confidentiality of the operations within the present Agreement. All written communications will be safeguarded and addressed only to the principals of each transaction. The Parties will not disclose the contents of this Agreement and the confidential information to any person or entity other than the necessary parties, except as required by law.

9.	The Parties agree that any changes or revisions to this Agreement and any supplemental Agreements shall only be done in writing with the prior agreement of the Parties.

Agreement between Entranet Inc. and Eleftherios Papageorgiou	CONFIDENTIAL

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10.	In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, the validity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been in it.

11.	The Parties agree to work together to implement this Agreement professionally, transparently and ethically.

For Entranet Inc. Eleftherios Papageorgiou Chief Executive Officer	For Eleftherios Papageorgiou Eleftherios Papageorgiou

Agreement between Entranet Inc. and Eleftherios Papageorgiou	CONFIDENTIAL